FINAL	EXHIBIT 10.2

SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of May 19, 2022 (this “Agreement”), is between Troika Media Group, Inc, a Nevada Corporation with a principal place of business at 1715 North Gower Street, Los Angeles, CA 90028 (the “Company”), and Robert Machinist, having an address at 211 S. Spalding Drive, 103N, Beverly Hills, California 90212 (“Machinist”).

WHEREAS, Machinist entered into an employment agreement with the Company for a three year term, dated as of March 1, 2018, as amended (the “Employment Agreement”), which states the terms and conditions of Machinist’s employment;

WHEREAS, Mr. Machinist has decided to step down from the position of Chief Executive Officer ("CEO") of the Company for personal reasons unrelated to the management or operations of the Company; WHEREAS, Machinist and Company (the "Parties") seek to mutually terminate Machinist’s position as CEO with the Company, which the Parties agree shall constitute a termination "without cause" with the understanding and agreement that Machinist shall continue to serve as a Director on the Company's Board of Directors (the "Board") and Chairman of the Company;

WHEREAS, the Company and Machinist wish to settle, fully and finally, any and all differences between them, including but not limited to, Machinist’s work with the Company as CEO and the termination thereof.

NOW, THEREFORE, in consideration of the representations and promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto agree, and intending to be legally bound, the parties enter into this Agreement and agree as follows:

1. Termination. Machinist shall cease to be employed with the Company and the Employment Agreement shall terminate on May 19, 2022 (the “Termination Date”), subject to the terms and conditions hereof. Machinist agrees that other than as specifically set forth in this Agreement, Machinist is not due any additional benefits, or compensation for unpaid salary, bonus, severance, or accrued or unused vacation time or vacation pay. Machinist shall tender his resignation as CEO to the Board in a mutually agreed upon letter (Exhibit A) contemporaneously with the Termination Date. Company and Machinist shall work together on any enterprise-wide communication(s) which shall be mutually agreed upon by the Company and Machinist.

FINAL

2. Severance Payments and Expenses Owed.

a.

Provided that Machinist executes this Agreement without revocation as provided in Section 5 below, Machinist shall be paid one (1) year of Severance at Machinist’s current base salary, totaling $550,000.00 (“Severance”). Such Severance shall be paid in accordance with Machinist's current payroll instructions over a one (1) year period, less applicable deductions, beginning on the Company's next payroll cycle following the Termination Date. Such Severance payments shall be subject to deduction as provided in Section 3(c) below.

b.	No later than forty-five (45) days from the date hereof, Machinist shall render a final expense report to the Company as required by the Company’s current expense policy.

3. Benefits.

a.

Equity: Notwithstanding any provision of the applicable Warrant or Restricted Stock Unit grant(s) (“RSU”) provided to Machinist related to Machinist's continued employment with the Company or continued service on the Board, or requiring Machinist's exercise of any equity instrument after termination of employment, all warrants and/or RSUs provided to Machinist, including, but not limited to, the awards set forth in Exhibit B hereto, and all such awards are his and, subject to any exercise payment terms, if any, shall no longer be subject to Machinist's continued employment or Board service. Machinist will continue to be bound by any lock up agreements associated with his equity.

b.	Car Allowance: The Company will pay Machinist's car allowance of $1,000.00 a month for one (1) year following the Termination Date, i.e., through and until June 30, 2023.

c.

Administrative Assistant: The Company shall continue to employ Machinist's administrative assistant for twelve (12) months, with such period ending contemporaneously with the date of the last Severance payment (“Assistant Transition”). For the first three (3) months the base pay for such assistant shall be paid by the Company (i.e., a total of six (6) salary payments (two (2) per month), made in accordance with the Company’s standard payroll practices). For months four (4) through twelve (12) Machinist shall be responsible for the base pay for such assistant and such payment shall be deducted from the Severance payments made to Machinist so long as the assistant remains employed by the Company. At all times during Assistant Transition, the Company shall be responsible for payroll taxes customarily paid by the employer. For avoidance of all doubt, after the expiration of the twelve-month transition period, Machinist's assistant shall resign from the Company.

2

FINAL

d.	Health Care: Company shall pay Machinist’s health insurance costs for a period of one (1) year after the Termination Date, i.e., through and until June 30, 2023. For avoidance of all doubt, any co-pays, deductibles or other costs shall be the sole responsibility of Machinist.

e.	Office Space: Machinist shall be allowed to maintain an office at the Company’s New Jersey corporate offices so long as the Company maintains such office space and Machinist remains a member of the Board of the Company.

f.	Attorneys' Fees: The Company agrees to contribute $5,000 to Machinist's attorneys' fees in connection with the preparation of this Separation Agreement. Said attorneys' fees payment shall be paid within fifteen (15) days of the Effective Date of this Agreement.

4. Releases.

(a)

Machinist’s Release and Waiver of Claims. Except as provided for in this Agreement, in consideration of the Company’s release hereof, Machinist, on behalf of itself his agents, heirs, executors and assignees waives and releases any and all legally waivable claims, suits, damages, liabilities, demands and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, which Machinist ever had or may have against the Company, its parent, subsidiaries, affiliated businesses and divisions, and/or their directors, officers, employees or agents (hereinafter collectively referred to as “Releases”), arising out of his employment with the Company or the termination of his employment (hereinafter collectively referred to as “Claims”), including, but not limited to, any claims arising under his Employment Agreement, Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Civil Rights Act of 1866 (“Section 1981 “); the Age Discrimination in Employment Act (“ADEA’’); the Americans with Disabilities Act of 1990, as amended (the “ADA”); the Equal Pay Act (“EPA”); the Family and Medical Leave Act (“FMLA”); the Employee Retirement Income Security Act (“ERISA”); the Occupational Safety and Health Act (“OSHA”); the Older Workers Benefit Protection Act (“OWBPA”); the New York State Human Rights Law (“NYSHRL”); and any and all other federal, state, or local laws, and any common law claims now or hereafter recognized, as well as all claims for counsel fees and costs (except as provided herein); provided that the Company’s obligations under this Agreement shall survive execution of this release. Notwithstanding the foregoing, Machinist is not waiving any vested rights and/or benefits to which he is or may be entitled, including but not limited to, RSU's, warrants, and any 401k and/or pension benefits.

3

FINAL

(b)

Company’s Release and Waiver of Claims. In consideration of Machinist’s release in paragraph 4(a) hereof, the Company waives and releases any and all legally waivable claims, suits, damages, liabilities, demands and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, which the Company ever had or may have against Machinist, his heirs, executors, attorneys and assigns, for, upon or by reason of any matter whatsoever which occurred up to the Effective Date of this release, including, but not limited to, any and all claims under his Employment Agreement and all claims arising out of, relating to, or based upon, his employment, or any alleged violation of local, state or federal law, regulation or ordinance, and/or public policy, contract, tort or common law, and including, but not limited to, any claims for costs, attorneys’ fees, or expenses to the fullest extent allowed by law.

(c)

Notwithstanding any provision of this Agreement to the contrary, the Company will defend Machinist with respect to any claims brought against Machinist arising out of his employment or other service relationship with the Company in accordance with Section 12 of the Employment Agreement. In this regard, the Company hereby agrees and will indemnify Machinist in accordance with Section 12 of the Employment Agreement and to the extent permitted by Company’s, bylaws, and to greatest extent permitted by law, under the laws of the State of Nevada, the laws of the State of California, or the laws of the State of New York, as the case may be, without respect to conflicts of law principles, with respect to any judgment, verdict, or order against Machinist for conduct by Machinist which is within the course and scope of his employment or other service relationship with the Company.

5. Revocation. Machinist acknowledges that he has been given a full and fair opportunity to review this Separation Agreement and he has been specifically advised to consult with an attorney before executing this Separation Agreement, and that he has been allowed up to twenty-one (21) days to consider whether to accept the benefits of this Separation Agreement in return for the releases contained in this Separation Agreement. If Machinist decides to execute the Separation Agreement before the expiration of the twenty-one (21) day period after presentment, Machinist hereby certifies and represents that it was his own decision, made after adequate reflection concerning the purposes and effects of this Separation Agreement and that execution of this Separation Agreement was not coerced by the Company or anyone acting on their behalf or in concert with them. Before execution of this Separation Agreement, Machinist warrants and represents that he understands the reason for his employment separation and had the opportunity to discuss with representatives of Employer the terms, contents and conditions of this Separation Agreement. Consequently, Machinist has fully informed himself and warrants and represents that he executed this Separation Agreement knowingly and voluntarily. This Separation Agreement may be revoked by Machinist at any time within seven (7) days after the Separation Agreement’s execution by notifying the Employer’s General Counsel (Michael Tenore) of the revocation of the acceptance of this Separation Agreement. Such revocation must be submitted to Employer’s General Counsel by E-mail: mstenore@troikamedia.com If not revoked before the expiration of seven (7) days following its full execution, this Separation Agreement will become effective and binding (the "Effective Date") and payment will be submitted for processing on or about Employer’s first regular payroll period occurring more than eight (8) days after Employer’s receipt of a fully executed original of this Separation Agreement.

4

FINAL

6. Non-disparagement.

(a)

Machinist agrees not to make any disparaging remarks or statements regarding the Company’s products, business practices, operations, or the professional careers and/or personal lives of any officer or director of the Company to any person or entity, either orally or in writing, except as may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Machinist from providing truthful testimony.

(b)

The Company agrees not to, and will instruct its directors, officers and key employees not to make any disparaging remarks or statements regarding Machinist or his business practices, professional career and/or personal life to any person or entity, either orally or in writing, except as may be required by law.

7. Taxes. Any payments provided for in this Agreement shall be subject to standard withholding taxes and fees in accordance with Machinist’s current instructions. Machinist acknowledges that he is an individual who is within the category of employees deemed to be a “Specified Employee” within the meaning and in accordance with Treasury Regulation section 1.409A-1(i). Section 409A of the Internal Revenue Code of 1986, as amended, and the related interpretive guidance thereunder (“Section 409A”) requires the deferral of payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service until the date that is six (6)  months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period would be paid in a lump sum after the expiration of the six (6) month period or such shorter period, if applicable). Machinist acknowledges that no payments and benefits provided for in this Agreement are “nonqualified deferred compensation” that would be subject to Section 409A, and that accordingly Machinist would not be subject to a six (6) month delay in payment. Machinist understands and agrees that he shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by him on account of non-compliance with Section 409A. If either Machinist or the Company reasonably determines that any payment or benefit under this Separation Agreement will violate Section 409A, Machinist and the Company shall use best efforts to restructure the payment or benefit in a manner that is either exempt from or compliant with Section 409A. Machinist and the Company agree to execute any and all amendments to this Separation Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A.

5

FINAL

8. Transition Period. Following the Termination Date, and in order to provide to continuityand orderly transition of the Chief Executive Officer role to the new appointee, Machinist agrees:

(a)

To make himself available, without additional compensation, on reasonable occasions until December 31, 2022, with reasonable prior notice, to respond to all attorneys, representatives and advisors regarding all matters associated with his employment at the Company including, without limitation, his prior responsibilities, and all the processes and procedures of which he acquired knowledge while employed by the Company. In this regard, the Parties acknowledge and agree that in providing such responses, Machinist shall not be required to be present at the Company’s offices on a regular basis, but Machinist agrees to make himself available at reasonable times to meet by phone with the Company or its employees, agents, representatives and advisors.

(b)

To make himself available, without additional compensation, on reasonable occasions until December 31, 2023, with reasonable prior notice and without the requirement of being subpoenaed, to confer with counsel by phone concerning any knowledge he had or may have with respect to actual and/or potential disputes arising out of the activities of the Company during his period of employment by the Company. The Company shall reimburse Machinist for any reasonable and necessary expenses he incurs in fulfilling this obligation.

(c)

To submit to deposition and/or testimony and/or participate in an investigation by any government agency in accordance with the laws of the forum involved concerning any knowledge he has or may have with respect to actual and/or potential disputes or issues arising out of the activities of the Company during his period of employment by the Company. The Company shall reimburse Machinist for any reasonable and necessary expenses he incurs in fulfilling this obligation, including reasonable attorneys’ fees and costs.

(d)

Machinist shall cooperate with the Company in presenting the departure to the Company’s debt financer, Blue Torch Capital, LLC., in the best possible light and introducing and advocating for candidates to replace Machinist as CEO of the Company. Such presentations and communications shall be made in consultation with the Company, but which shall in all instances, be truthful representations and/or communications.

(e)

In addition to any continuing obligations or surviving obligations that are specifically addressed in this Separation Agreement or that are otherwise applicable as a matter of law, Machinist expressly agrees, represents and warrants that he will comply with any and all applicable laws, and regulations, which are applicable to him, to the fullest extent applicable, Machinist shall continue to comply with any such applicable laws and regulations. Machinist further acknowledges, represents and warrants that he has not been requested by Employer and has not been induced by Employer to breach any legal obligations or regulatory obligations that may be applicable to Employer or to Machinist by virtue of his Executive Officer position with Employer and whether or not arising during Machinist’s employment with Employer or in connection with this Separation Agreement. Additionally, Machinist represents and warrants that he has complied with any and all applicable legal and regulatory obligations during his employment with Employer and that, during the course and scope of his employment with Employer, he did not violate or breach, or cause Employer to violate or breach, any such legal or regulatory obligations or requirements.

6

FINAL

9. Entire Agreement and Ambiguities. This Agreement, together with all documents and/or agreements referenced and incorporated herein, embodies the sole and entire agreement between Machinist and the Company and all Releases concerning the resolution of all matters with respect to employment with the Company. Except as specifically mentioned otherwise in this Agreement, all prior agreements, arrangements, and/or understandings, written or oral, expressed or implied, including, but not limited to, the Employment Agreement between Machinist and the Company or any Release are replaced and superseded by this Agreement, and are no longer of any force and effect. In executing this Agreement, Machinist represents that he is not relying on any inducements, promises, or representations of the Company or Releasees other than as expressly set forth in this Agreement. Machinist has reviewed this Agreement and has had a full opportunity to negotiate its contents. Machinist expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Machinist agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.

10. Confidentiality and Non-Disclosure. Machinist acknowledges that his position with Employer was one of the highest trust and confidence, both by reason of Machinist’s position and by reason of Machinist’s access to and contact with trade secrets and confidential and proprietary business information of Employer, as well as information technology, during the term of the Machinist’s employment.

Therefore, in consideration of the payments to be made by Employer to Machinist hereunder, Machinist covenants and agrees as follows:

i.

Machinist will use his best efforts to protect and safeguard, and shall not use, directly or indirectly, for Machinist’s own benefit or for the benefit of another, any “Confidential Information” (as hereinafter defined); and

ii.

Machinist shall not disclose to any person or entity any Confidential Information, either directly or indirectly, whether or not for compensation or other remuneration, except as may be required by law.

As used in this Separation Agreement, the term “Confidential Information” shall include, but is not limited to, all business information, proprietary information and trade secrets of any nature which was maintained, generated, received, acquired or accessed by Machinist during his term of employment and which is confidential in nature or is not generally known by the public or by third parties. “Confidential Information” also includes, without any limitations, the following: financial information, budgets, plans, data, trade secrets, computer software, information technology, technical information, research and development, product information, service information, processes, customer lists, consumer information, customer data, pricing information, sales information, marketing information, bid information, job or project information, contracts, insurance information, underwriting information, audit information, claims information, policy information, data processing, processes, formulas, designs, drafts, drawings, systems, specifications, means, methods, techniques, protocols, compilations, intellectual property, inventions and improvements, operational methods, business plans and strategies, market information, supplier information, vendor information, personnel matters and records, and any and all other matters, information and documentation that is sensitive, business, proprietary or confidential in nature. “Confidential Information” also includes any and all items that would be designated as trade secrets under any applicable federal or state law.

7

FINAL

Additionally, Machinist acknowledges and affirms that the confidentiality obligations set forth in Section 9 of the Employment Agreement entered into between Employer and Machinist shall remain in effect and shall continue to be binding on Machinist and said obligations shall survive Machinist’s separation of employment with Employer. Machinist expressly agrees to comply with any and all such confidentiality obligations in addition to any and all confidentiality obligations set forth in this Separation Agreement or as required by applicable law and U.S. Securities laws (e.g., material non-public information).

11. Injunction. Machinist acknowledges and agrees that if he shall violate any of the provisions of Section 6 or 10 with respect to non-disclosure, confidentiality and non-disparagement, Employer and its Affiliates would sustain irreparable harm and, therefore, in addition to any other remedies which Employer may have under this Separation Agreement or as otherwise provided by law, Employer shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining Machinist from committing any such violation under this Separation Agreement. Machinist agrees that Employer shall be entitled to injunctive relief without proof of irreparable harm and that Employer shall have the right to seek any and all other available relief and damages and that all available remedies shall be cumulative and not exclusive.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Use of electronic methods of execution (e.g., Docusign) are expressly approved.

13. Acknowledgement. With the signing of this Agreement, Machinist affirms that he has carefully read this entire document. Machinist understands that by signing this document, he is waiving and releasing all claims relating to his employment with the Company, including claims related to his Employment Agreement. Machinist acknowledges signing this Agreement voluntarily intending to be legally bound. Machinist acknowledges that he has had a full and fair opportunity to review this Agreement with legal counsel, and that he has been given twenty-one days to consider this Agreement.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, United States of America, without giving effect to the principles of conflicts of laws thereof.

15. Waiver. Waiver by either of the Parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

16. Amendment. This Agreement may be amended, modified, superseded or canceled, in whole or in part, only by written instrument executed by Machinist and by an authorized representative of the Company.

17. Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective successors, assigns, heirs and legal representatives, including any successors of the Company by way of merger, consolidation, purchase, acquisition, or transfer of any or substantially all of the assets or stock of the Company and any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights under and pursuant to this Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

[the rest of this page is left intentionally blank]

8

FINAL

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement or caused the same to be executed by a duly authorized officer as of the date written above.

Machinist		Troika Media Group, Inc.

By:		By	/s/ Sid Toama
Robert Machinist		Authorized Signer

DATE:	May 19th 2022	DATE: May 19, 2022

9

FINAL

EXHIBIT A

(Resignation Letter)

10

FINAL

Via Email

May 19, 2022

Robert Machinist

Chairman of the Board of Directors

Board of Directors Troika Media Group, Inc. Los Angeles, California

Re: Resignation as Chief Executive Officer of Troika Media Group, Inc.

Dear Fellow Board Members:

I am writing to tender my resignation as Chief Executive Officer (“CEO”) of Troika Media Group, Inc. (the “Company”) and any similar role at any of the Company’s subsidiaries, effective as of the mutually agreed upon Termination Date.

My resignation is not the result of any disagreement with the Corporation on any matter relating to its operation, policies (including accounting or financial policies) or practices.

I have appreciated the opportunity to serve as the Company’s CEO these past years and wish you and my successor the best. In turn, I look forward to continuing in my role as a director and the Chairman of the Board.

Best regards,

Robert Machinist

Cc:	Mr. Kurtz
Mr. Pompadur
Mr. Toama
Ms. Parker
Mr. Ochocki
Mr. Jankowski
Mr. Belniak
Ms. Yang
Mr. Tenore (Secretary)

11

FINAL

EXHIBIT B

(Equity Outstanding)

As of the date hereof, Mr. Machinist possesses the following outstanding equity awards1:

Warrant No.	Warrant Issue Date	Pre-Split Warrants Granted	Post-Split Warrants Granted	Original Price	Post Split Price	Termination Date[2]
2017-0112	August 1, 2017	1,000,000	66,667	$0.05	$0.75	January 1, 2027
2017-0114	June 23, 2017	1,500,000	100,000	$0.05	$0.75	January 1, 2027
2018-0003	May 1, 2018	2,500,000	166,667	$0.05	$0.75	January 1, 2027
2019-0110	July 18, 2019	5,000,000	333,333	$0.05	$0.75	January 1, 2027
2021-0001	January 1, 2021	7,500,000	500,000	$0.05	$0.75	January 1, 2027

1 All warrant pricing and share amounts are reflective of the Company’s 15:1 reverse split that occurred prior to its listing on NASDAQ.

2 Notwithstanding any provision of the applicable warrant to the contrary, the Company agrees that the Termination Date expressed herein shall control with regard to the identified warrant.

12